Exhibit (a)(5)(H)

ANALOG DEVICES COMPLETES ACQUISITION OF HITTITE

- ADI RF and microwave portfolio now spans entire frequency spectrum, enabling more complete solutions for customers.

Norwood, Massachusetts (07/22/2014) - Analog Devices, Inc. (NASDAQ: ADI) today announced it has completed its acquisition of Hittite Microwave Corporation in an all-cash transaction at a purchase price of $78 per share, reflecting a total enterprise value of approximately $2 billion.

“ADI’s portfolio now spans the entire frequency spectrum of RF, microwave, and millimeter wave,” said Vincent Roche, ADI President and CEO. “Complemented by our world class signal processing franchise, we believe our customers will benefit from more complete solutions across a breadth of applications, including industrial instrumentation, aerospace and defense electronics, communications infrastructure, and automotive safety.”

“We are very excited to have the Hittite team join ADI and together, we believe we can create greater value for our customers and our shareholders,” said Mr. Roche.

ADI also announced its new RF and Microwave Group (RFMG) will be led by Rick D. Hess, former President and CEO of Hittite Microwave. RFMG combines product and technology development teams from ADI’s RF and microwave group and Hittite Microwave.

As a result of the acquisition, Hittite Microwave’s shares of common stock have been delisted from the NASDAQ Global Select Market effective as of the close of trading today.

ADI’s management will discuss its third quarter fiscal year 2014 financial results and business outlook for the combined company during its third quarter earnings conference call scheduled for Tuesday, August 26, 2014.

Credit Suisse Securities (USA) LLC acted as ADI’s exclusive financial advisor and WilmerHale acted as ADI’s legal counsel in connection with the transaction.

Forward-Looking Statements

This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected benefits of the transaction to customers and shareholders, and ADI’s expected product development and technical advances resulting from the transaction. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: we may experience higher than expected or unexpected costs associated with or relating to the transaction; the expected benefits, synergies and growth prospects of the transaction may not be achieved in a timely manner, or at all; Hittite’s business may not be successfully integrated with ADI’s following the closing; and

disruption from the transaction may adversely affect Hittite’s relationships with its customers, suppliers or employees. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to both ADI’s and Hittite’s filings with the Securities and Exchange Commission, including the risk factors contained in each of ADI’s and Hittite’s most recent Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

About Analog Devices

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices’ common stock is included in the S&P 500 Index.

For more information:

Investors:	Press:
Mr. Ali Husain, Analog Devices, Inc.	Ms. Colleen Cronin, Analog Devices, Inc.
781-461-3282 (phone); 781-461-3491 (fax);	781-937-1622 (phone)
investor.relations@analog.com (email)	Colleen.cronin@analog.com (email)